Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-141849
PROSPECTUS SUPPLEMENT
(To prospectus dated April 2, 2009
and supplemented April 22, 2009,
April 28, 2009, May 14, 2009 and June 5, 2009)
$60,000,000 Principal Amount of 7.75% Convertible Senior Notes due February 15, 2012
3,124,998 Shares of Common Stock Issuable to Noteholders upon Conversion of such Notes
780,000 Shares of Common Stock Issuable to Warrantholders upon Exercise of Warrants
854,033 Shares of Common Stock Issuable as Make-Whole Payments under such Notes
28,546 Shares of Common Stock Issuable in Payment of Interest on such Notes
      This prospectus supplement supplements the prospectus dated April 2, 2009 and supplemented April 22, 2009, April 28, 2009, May 14, 2009 and June 5, 2009 (the “Prospectus”) which may be used by the selling securityholders identified in the Prospectus to resell their notes and the common stock issuable upon conversion of the notes. The Prospectus also relates to the potential issuance by us of shares of common stock to the holders of notes in payment of interest on the notes and in payment of certain make-whole premiums in the event of an automatic conversion of the notes or the occurrence of a fundamental change. The Prospectus also relates to the offer and sale by the selling securityholders of shares of common stock issuable upon exercise of certain warrants to purchase shares of our common stock that were originally issued in connection with the private placement of the notes.
      This prospectus supplement includes our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 26, 2009.
      The information contained in the report included in this prospectus supplement is dated as of the date of such report. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

Investing in our notes and common stock involves risk. See “Risk Factors” beginning on page 9 of the Prospectus and page 19 of the Form 10-Q filed on May 11, 2009.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 30, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) June 24, 2009
VION PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-26534 (Commission File Number)	13-3671221 (IRS Employer Identification No.)

4 Science Park, New Haven, CT (Address of Principal Executive Offices)	06511 (Zip Code)
Registrant’s telephone number, including area code: (203) 498-4210
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 24, 2009, Vion Pharmaceuticals, Inc. (the “Company”) and its Chief Executive Officer, Alan Kessman, entered into an amendment to Mr. Kessman’s employment agreement with the Company to provide for a two year extension of the term of his employment to December 31, 2011. Except as described above all other terms of Mr. Kessman’s employment agreement will remain the same.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.
Date: June 26, 2009	By:	/s/ Howard B. Johnson
		Name:	Howard B. Johnson
		Title:	President and Chief Financial Officer